Exhibit 99.1
For Immediate Release
March 6, 2008
NORDSTROM REPORTS FEBRUARY SALES
     SEATTLE – March 6, 2008 – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $529 million for the four-week period ended March 1, 2008, a decrease of 3.3 percent compared to sales of $547 million for the four-week period ended March 3, 2007. Same-store sales decreased 5.8 percent.
Sales Recording
     To hear Nordstrom’s pre-recorded February sales message, please dial (402) 220-6036. This recording will be available for one week.
FEBRUARY SALES RESULTS

	Total Sales
			Percent	Same-store Sales[2]
	Fiscal	Fiscal	Increase/		Full-line	Rack
(unaudited; $ in millions)	2008	2007[1]	(Decrease)	Total	Stores	Stores
February	$529	$547	(3.3%)	(5.8%)	(8.3%)	5.8%

Number of stores[3]
Full-line	102	98
Rack and other[4]	55	53
Façonnable boutiques	—	40

Total	157	191

Gross square footage	20,679,000	20,170,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international Façonnable boutiques and the company’s domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On October 31, 2007, the company completed the sale of Façonnable.

[4]	On March 3, 2008, the company closed a free-standing shoe store in Honolulu, Hawaii.
Expansion Update
     The company plans to open full-line stores at Ala Moana Center in Honolulu, Hawaii, on March 7, 2008, and Burlington Mall in Burlington, Mass., on March 28, 2008.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

March Sales Release	Thurs., April 10, 2008
April Sales Release	Thurs., May 8, 2008
First Quarter Earnings Release	Thurs., May 15, 2008
May Sales Release	Thurs., June 5, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 156 stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 102 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:	Media Contact:
Chris Holloway, 206-303-3290	Michael Boyd, 206-373-3038
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. The company’s SEC reports, including its Form 10-K for the fiscal year ended February 3, 2007, contain factors that could affect the company’s financial results and cause actual results to differ materially from any forward-looking information the company may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.